UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2007

TO THE SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

The 2007 annual meeting of shareholders of Pharmaceutical Product Development, Inc. will be held at our new principal offices located at 929 North Front Street, Wilmington, North Carolina, on Wednesday, May 16, 2007, at 10:00 a.m., for the following purposes:

1.	To elect a board of nine directors; and

2.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 21, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. All of these shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You can vote in person at the meeting, even if you returned a proxy.

Our proxy statement, proxy and Annual Report to Shareholders for the year ended December 31, 2006 are enclosed with this notice.

Important – Your proxy is enclosed.

Whether or not you plan to attend the annual meeting, please mark, sign, date and promptly return your proxy in the enclosed envelope. No postage is required for mailing in the United States.

Wilmington, North Carolina

Dated: April 3, 2007

By Order of the Board of Directors

/s/ B. Judd Hartman
By:	B. Judd Hartman
Secretary

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2007

Your vote is important. Therefore, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named in the proxy card enclosed with this proxy statement. This proxy statement has been prepared by the management of Pharmaceutical Product Development, Inc. “We”, “our”, “PPDI” and the “Company” each refers to Pharmaceutical Product Development, Inc. We will begin sending this proxy statement to our shareholders on or about April 3, 2007.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on March 21, 2007. At the close of business on March 21, 2007, a total of 118,088,016 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxies will vote your shares in accordance with your instructions. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

We are not aware of any other matters to be presented except for those described in this proxy statement. If any matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your common stock on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking your Proxy Instructions

You may revoke your proxy. To do so, you must either (1) advise our corporate Secretary, B. Judd Hartman, in writing before the meeting, (2) deliver later proxy instructions before the meeting, or (3) attend the meeting and vote in person.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are considered to be routine under rules governing the nominee. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An independent inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name”, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than eight nor more than twelve. The Board of Directors may establish the number of directors within this range. The number of director seats is currently fixed at nine. There are nine directors presently serving on our Board and nine directors will be elected at this annual meeting.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nine nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve, and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board of Directors.

Nominees

The Board of Directors unanimously recommends the nine nominees listed below for election to the Board. Each nominee currently serves as a director of the Company. The Board of Directors has determined that each director, other than Dr. Eshelman, the Company’s Chief Executive Officer, is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for, or received any compensation from us in the past three years in particular. None of our independent directors has done so. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Name of Nominee	Age	Director Since	Position on Board
Stuart Bondurant, M.D.	77	1994	Director

Fredric N. Eshelman, Pharm.D.	58	1990	Vice Chairman

Marye Anne Fox, Ph.D.	59	2002	Director

Frederick Frank	74	1996	Director

General David L. Grange	59	2003	Director

Catherine M. Klema	48	2000	Director

Terry Magnuson, Ph.D.	56	2001	Director

Ernest Mario, Ph.D.	68	1993	Chairman

John A. McNeill, Jr.	57	1989	Director

Stuart Bondurant, M.D. currently serves as Interim Executive Vice President and Executive Dean for Health Sciences at Georgetown University in Washington, D.C. He served as President and Dean of Albany Medical College from 1974 to 1979 and as Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 1994. He served as Professor of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 2004. Dr. Bondurant served as Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996. Dr. Bondurant has served as President of the American College of Physicians and the Association of American Physicians. He has also served as Vice President of the American Heart Association and the American Society for Clinical Investigation. He served as the Chairman of the Board of Directors of the North Carolina Biotechnology Center from 1988 to 1992.

Fredric N. Eshelman, Pharm.D. has served as Chief Executive Officer of the Company since July 1990, and as Vice Chairman of the Board of Directors since July 1993. Dr. Eshelman founded the Company’s predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc, from 1989 through 1990 before rejoining the Company.

Marye Anne Fox, Ph.D. has served as Chancellor of the University of California, San Diego, since April 2004. Prior to that time, Dr. Fox was Chancellor and Distinguished University Professor of Chemistry at North Carolina State University since 1998. From 1976 to 1998, she was a member of the faculty of the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox also is a member of the Board of Directors of Red Hat, Inc., Boston Scientific Corporation and W. R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board.

Frederick Frank served as a director of Applied Bioscience International Inc. from 1988 until its acquisition by the Company in September 1996. Mr. Frank has been an investment banker with Lehman Brothers since 1969 and is currently Vice Chairman and Director of that firm. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of Landec Corporation and Epix Pharmaceuticals.

General David L. Grange has served the McCormick Tribune Foundation since November 1999, first as Executive Vice President and Chief Operating Officer, and now as President and Chief Executive Officer. The McCormick Tribune Foundation is a charitable grantmaking organization that supports work in journalism, communities, citizenship and education. Additionally, the Foundation operates three museums, a park and a golf course. General Grange joined the Foundation after 30 years in the U.S. Army, with his final position as Commanding General of the First Infantry Division. During his military career, General Grange served as a Ranger, Green Beret, Aviator, Infantryman, and as a member of Delta Force. General Grange sits on the Board of Visitors of the Center on Philanthropy at Indiana University and is on the Board of Directors of the Chicago Council on Global Affairs, the National Strategy Forum, the Society of the First Infantry Division, the Vietnam Veterans Memorial Council and is a trustee for the First Infantry Division and Marmion Academy. General Grange is on the Advisory Councils of the Metropolitan Planning Council, Partnership for New Communities and The Philanthropy Roundtable. General Grange also serves as a National Security Analyst for CNN, WGN-TV and WGN Radio.

Catherine M. Klema is currently President of Nettleton Advisors LLC, a consulting firm established by Ms. Klema in 2001. Ms. Klema served as Managing Director, Healthcare Investment Banking at SG Cowen Securities from 1997 to 2001. Ms. Klema also served as Managing Director, Healthcare Investment Banking at Furman Selz LLC from 1994 until 1997, and was employed by Lehman Brothers from 1987 until 1994. Ms. Klema is also a director of Watson Pharmaceuticals, Inc.

Terry Magnuson, Ph.D. currently serves as the Sarah Graham Kenan Professor and Chair of the Department of Genetics of the School of Medicine, the Director of the Program in Cancer Genetics of the Lineberger Comprehensive Cancer Center and the Director of the Carolina Center for Genome Sciences at the University of North Carolina (Chapel Hill). Prior to joining the School of Medicine at the University of North Carolina (Chapel Hill) in 2000, Dr. Magnuson was a Professor of Genetics and Director of the Developmental Biology Center at Case Western Reserve University. Dr. Magnuson has served on numerous advisory panels, including the National Institute of Health Genetic Basis of Disease Review Committee from 1990 to 1995, and as a member of the Secretariat of the International Mammalian Genome Society from 1999 to 2001. He currently is a member of the Board of Directors of the Genetics Society of America and a member of the Board of Scientific Overseers for the Jackson Laboratory. Dr. Magnuson also serves on The National Academics Committee for stem cell research guidelines and also currently serves as Senior Associate Editor for “Genetics”.

Ernest Mario, Ph.D. serves as Chairman of Reliant Pharmaceuticals, Inc., an emerging pharmaceutical company. Prior to joining Reliant in April 2003, Dr. Mario served as Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a pharmaceutical company, from April 2002 to April 2003. Prior to 2002, Dr. Mario served as Chairman of the Board of Directors and Chief Executive of ALZA Corporation, a pharmaceutical company. Before joining ALZA in 1993, Dr. Mario served as Chief Executive of Glaxo Holdings plc from 1989 to March 1993 and as Deputy Chairman and Chief Executive of Glaxo Holdings plc, a pharmaceutical company, from January 1992 to March 1993. Dr. Mario is also a director of Alexza Pharmaceuticals, Inc., Boston Scientific Corporation and Maxygen, Inc.

John A. McNeill, Jr. served as the Company’s President until 1990 and as its Chairman of the Board until July 1993. Mr. McNeill currently serves as Chief Executive Officer of Liberty Healthcare Services, LLC, a provider of nursing homes, assisted living facilities, independent living facilities, home healthcare agencies, home medical equipment and intravenous services.

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general management of the Company. In 2006, the board held four meetings. Each incumbent member of the Board during the time he or she served as a director of the Company attended at least 75% of the 2006 meetings of the Board of Directors and Board committees of which he or she was a member, except Ms. Klema. She attended 69% of these meetings in 2006, but was not able to attend three Board and committee meetings held over two days in February 2006 due to family obligations.

Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of shareholders, it is customary for all directors to attend that meeting. In addition, as disclosed below in “Other Information – Director Compensation,” Board members are compensated for attending our annual shareholder meetings. For the 2006 annual meeting of shareholders, all of our directors attended that meeting except for Drs. Bondurant and Fox and Mr. McNeill.

Shareholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 929 North

Front Street, Wilmington, North Carolina 28401. The Secretary will forward all such communications to the addressee.

The Board of Directors has established a Finance and Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Mr. Frank, Chairman, Dr. Bondurant and Mr. McNeill, each of whom is independent under the Nasdaq Marketplace rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, are the members of the Finance and Audit Committee. In 2006, the Finance and Audit Committee held four meetings. The Finance and Audit Committee is solely responsible for the engagement of the independent auditors, reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes, and audit policies and practices, pre-approves all professional services furnished by the independent auditors and oversees the Company’s corporate compliance matters. A copy of the Finance and Audit Committee charter is filed as Appendix A to this proxy statement.

Mr. McNeill, Chairman, Dr. Fox, General Grange, Ms. Klema and Dr. Magnuson, each of whom is independent under the Nasdaq listing standards, are the members of the Compensation Committee. During 2006, the Compensation Committee held five meetings. The Compensation Committee reviews and approves all compensation arrangements for the officers of the Company and other employees whose base salaries are above a specified threshold, and oversees our Equity Compensation Plan, Employee Stock Purchase Plan and deferred compensation plans. A copy of the Compensation Committee charter is filed as Appendix B to this proxy statement.

General Grange, Chairman, Mr. Frank, Ms. Klema and Dr. Magnuson, each of whom is independent under the Nasdaq Marketplace rules, are the members of the Nominating and Governance Committee. The Nominating and Governance Committee held three meetings in 2006. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends director nominees to the Board, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines, and oversees the Board’s annual self-evaluation process. A copy of the Nominating and Governance Committee charter is filed as Appendix C to this proxy statement.

To be considered as a director nominee, an individual must have high personal and professional character and integrity, exceptional ability and judgment, experience at a strategy/policy setting or high managerial level, relevant career specialization or technical skills, sufficient time to devote to Company matters, and an ability to work with the other director nominees to collectively serve the long-term interests of the shareholders. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills, and the Board’s need for operational, management, financial, international, industry-specific or other expertise. The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by shareholders will be considered. Shareholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet these minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of shareholders.

Our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of shareholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a shareholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No shareholder has properly nominated anyone for election as a director at this annual meeting.

OTHER INFORMATION

Principal Shareholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of the record date for the meeting, March 21, 2007, by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director, (3) each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”), and (4) all current directors and executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o PPDI, 929 North Front Street, Wilmington, North Carolina 28401. As of March 21, 2007, the Company had 118,088,016 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 21, 2007 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name	Shares Beneficially Owned	Percentage Owned
Linda Baddour (1)	106,733	*
Stuart Bondurant (2)	13,431	*
Paul S. Covington (3)	62,198	*
Fred B. Davenport, Jr. (4)	16,000	*
Earnest Partners, LLC (5)	11,308,175	9.6%
FMR Corp. (6)	14,883,488	12.7%
Fredric N. Eshelman (7)	9,297,917	7.9%
Marye Anne Fox (8)	53,431	*
Frederick Frank (9)	116,431	*
David L. Grange (8)	9,431	*
Catherine M. Klema (8)	53,431	*
Terry Magnuson (8)	61,431	*
Ernest Mario (10)	1,494,845	1.3%
John A. McNeill, Jr. (11)	3,316,749	2.8%
Neuberger Berman Inc. (12)	6,834,686	5.8%
Colin Shannon (13)	23,000	*

All directors and current executive	14,641,773	12.4%
officers as a group (14 persons)

*	Less than one percent.
(1)	Includes 1,000 shares of common stock held through an individual retirement account for the benefit of Ms. Baddour, 65,000 shares of common stock issuable pursuant to options and 36,553 shares of restricted stock granted on May 18, 2005.
(2)	Includes 9,431 shares of common stock issuable pursuant to options. Does not include 7,215 shares of restricted stock that Dr. Bondurant deferred under the Company’s deferred compensation plan for non-employee directors.
(3)	Includes 51,667 shares of common stock issuable pursuant to options.
(4)	Includes 4,000 shares of common stock held through an individual retirement account for the benefit of Mr. Davenport. Does not include 31,732 shares of restricted stock that Mr. Davenport deferred under the Company’s deferred compensation plan for executives.
(5)	Amount reported in Schedule 13G Amendment No. 3 filed on February 12, 2007. The Schedule 13G filed by Earnest Partners, LLC does not list any natural persons having voting and/or investment powers over the shares reported as beneficially owned by Earnest Partners, LLC. The address of Earnest Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309.

(6)	Amount reported in Schedule 13G filed on January 10, 2007. Edward C. Johnson 3rd, Chairman of FMR Corp., has sole voting and dispositive power over an aggregate of 12,176,524 shares and shared voting and dispositive power over an aggregate of 2,706,964 shares reported as beneficially owned by FMR. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(7)	Includes 351,666 shares of common stock issuable pursuant to options and 27,926 shares of restricted stock granted on May 18, 2005. Also includes 1,185,638 shares that Dr. Eshelman has pledged to secure a personal loan from an independent financial institution. Excludes 71,042 shares of restricted stock that Dr. Eshelman deferred under the Company’s deferred compensation plan for executives.
(8)	Consists of shares of common stock issuable pursuant to options. Does not include 7,215 shares of restricted stock deferred under the Company’s deferred compensation plan for non-employee directors.
(9)	Includes 61,431 shares of common stock issuable pursuant to options. Does not include 7,215 shares of restricted stock that Mr. Frank deferred under the Company’s deferred compensation plan for non-employee directors.
(10)	Includes 445,552 shares of common stock held in a family partnership; 18,500 shares of common stock held in trust for Mrs. Mario; 18,500 shares of common stock held in trust for Dr. Mario; 341,062 shares of common stock held by Mrs. Mario; and 93,431 shares of common stock issuable pursuant to options. Does not include 7,215 shares of restricted stock that Dr. Mario deferred under the Company’s deferred compensation plan for non-employee directors.
(11)	Includes 65,485 shares of common stock held in a family partnership; 3,102,979 shares of common stock held in a limited liability company; 21,074 shares of common stock held in trust for Mr. McNeill’s daughter, who resides with Mr. McNeill; and 109,431 shares of common stock issuable pursuant to options. Does not include 7,215 shares of restricted stock that Mr. McNeill deferred under the Company’s deferred compensation plan for non-employee directors.
(12)	Amount reported in Schedule 13G Amendment No. 4 filed on February 13, 2007. The Schedule 13G filed by Neuberger Berman Inc. does not list any natural persons having voting and/or investment powers over the shares reported as beneficially owned by Neuberger Berman Inc. The address of Neuberger Berman Inc. is 605 Third Avenue, New York, NY 10158.
(13)	Consists of shares of common stock issuable pursuant to options.

Compensation of Non-Employee Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. We pay non-employee directors an annual retainer of $40,000 in quarterly installments after each regularly scheduled meeting of directors. We also pay each non-employee director $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance at our annual meeting of shareholders. We pay each non-employee member of the Finance and Audit Committee $2,500 for each committee meeting attended in person, and we also pay the chairman of that committee an annual retainer of $10,000. For all other committees, we pay the chairman $1,500 for each meeting attended in person and all other non-employee committee members $1,000 per meeting attended in person. In the discretion of the Chairman of the Board of Directors, we pay each non-employee director $500 for each Board and committee meeting attended by telephone. In addition, we grant each non-employee director a fully vested option to purchase common stock having a value of $65,000 on each date that he or she is elected or re-elected to the Board. We also grant each non-employee director restricted stock having a value of $65,000 on the first business day of each calendar year. The restricted stock vests 90% on the first anniversary of the grant, 5% on the second anniversary and 5% on the third anniversary, and is not transferable until the director departs from the Board. In addition to the above, the Chairman of the Board is entitled to use the Company’s aircraft for personal use up to a maximum of 20,000 miles per year.

We maintain a non-qualified, unfunded deferred compensation plan that permits members of our Board of Directors to defer current income for future financial and retirement needs. Directors may defer up to 100% of their annual retainer and meeting fees on a pre-tax basis. Directors also have the opportunity to defer payment of restricted stock. We do not make contributions to this plan, and other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to participants.

Cash amounts deferred each quarter earn interest based upon the three-month London Interbank Offered Rate, or LIBOR, plus 1.5%, which we believe is a market rate of interest. The average annual interest rate during 2006 was 6.8%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on the participant’s election.

Directors may elect to have the deferrals payable either on a specified date that is at least two years after the deferral election is made, but not more than 10 years after termination of service as a director, or the earlier of any such date and the date of termination of service as a director. Directors may choose to have deferrals payable either in a lump sum or installments over a period of five years. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

The following table shows the compensation earned by each non-employee director of the Company for the year ended December 31, 2006.

Director Compensation in Fiscal 2006

Name	Fees Earned or Paid in Cash (1)		Stock Awards ($)(2)	Option Awards ($) (3)	All Other Compensation ($)(4)		Total ($)
Stuart Bondurant, M.D.	$51,500		$61,708	$65,000	$680		$178,888
Marye Anne Fox, Ph.D.	45,500	(5)	61,708	65,000	7,628		179,836
Frederick Frank	65,500		61,708	65,000	7,967		200,175
David L. Grange	53,500		61,708	65,000	680		180,888
Catherine M. Klema	48,000		61,708	65,000	680		175,388
Terry Magnuson, Ph. D	52,000		61,708	65,000	680		179,388
Ernest Mario, Ph.D	45,000		61,708	65,000	54,085	(6)	225,793
John A. McNeill, Jr.	55,000		61,708	65,000	680		182,388

(1)	Consists of the annual board retainer, board and committee meeting fees, and committee chair retainers.
(2)	On January 3, 2006, each non-employee director was granted 2,064 shares of restricted stock having a grant date fair value of $65,000 computed in accordance with Financial Accounting Standards No. 123R, Share Based Payments, as modified or supplemented, or FAS 123R. Each director deferred the entire grant under the Company’s deferred compensation plan for non-employee directors and now holds these shares as restricted stock units under that plan. The dollar value represents the amount the Company recognized for restricted stock awards granted to non-employee directors in 2006 and prior years for financial statement reporting purposes in accordance with FAS 123R, applying the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures of restricted stock in 2006 among our directors. As of December 31, 2006, each non-employee director owned 5,224 restricted stock units.
(3)	On May 17, 2006, the date on which the directors were re-elected to the Board for a term of one year, each non-employee director was granted non-qualified options to purchase 3,973 shares of common stock of the Company having a grant date fair value of $65,000 computed in accordance with FAS 123R. The dollar value represents the amount the Company recognized for option awards granted to non-employee directors in 2006 and prior years for financial statement reporting purposes in accordance with FAS 123R, applying the Black-Scholes valuation model and the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures of options in 2006 among our directors. As of December 31, 2006, the number of shares underlying options held by each non-employee director was as follows: 9,341 shares for Dr. Bondurant; 53,431 shares for Dr. Fox; 61,431 shares for Mr. Frank; 15,431 shares for General Grange; 53,431 shares for Ms. Klema; 77,431 shares for Dr. Magnuson; 93,431 shares for Dr. Mario; and 109,431 shares for Mr. McNeill.
(4)	The dollar amount in this column equals the dividend equivalents that accrued on the restricted stock units and interest earned on the director’s account under the Company’s deferred compensation plan for non-employee directors. These respective amounts were $549 and $131 for Dr. Bondurant, $549 and $7,079 for Dr. Fox, $549 and $7,418 for Mr. Frank, $549 and $131 for General Grange, $549 and $131 for Ms. Klema, $549 and $131 for Dr. Magnuson, $549 and $131 for Dr. Mario (see footnote 6 for an explanation of the remaining dollar amount reported in this column for Dr. Mario), and $549 and $131 for Mr. McNeill.
(5)	Dr. Fox deferred 100% of her 2006 cash Board fees under the Company’s deferred compensation plan for non-employee directors.
(6)	In 2006, Dr. Mario used the Company’s aircraft for personal use for a total of 15,478 miles. The dollar amount in this column includes the value of his use of the Company’s aircraft based on the aggregate incremental cost to the Company, which was $53,405. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

Executive Compensation

Compensation Discussion and Analysis

General

John A. McNeill, Jr., Chairman, Marye Anne Fox, David L. Grange, Catherine M. Klema and Terry Magnuson are the members of the Compensation Committee. The Board of Directors has determined that each member of the Committee is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of the Company’s Chief Executive Officer, to review and approve the compensation of the Company’s other executive officers, and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the Board of Directors. The Committee also oversees the administration of the Company’s incentive compensation plans, equity-based compensation plans and any material employee benefit, bonus, retirement, severance or other compensation plan.

The Compensation Committee meets at least four times annually to carry out its duties. The Committee relies on various sources of information to establish and maintain the Company’s compensation system, including its executive compensation programs. The Committee relies on the experience and knowledge that the Company and its management have gained over the years from the administration of the Company’s compensation programs for its employees. The Committee also considers information and recommendations provided to it by management, including benchmarking data from key compensation surveys for the life sciences, biotechnology and other relevant industries. The Committee also seeks input from Dr. Eshelman and other executive officers on types and levels of compensation, especially as it relates to employees who report to the particular executive officer. No executive officer, however, participates in the Committee’s deliberations over any component of his or her own compensation. Finally, since 1997, the Committee has engaged Frederic W. Cook & Co., Inc., an independent compensation consulting firm, every three years to review and assess the Company’s executive compensation programs. As directed by the Committee, the Cook firm evaluates the Company’s base salary, annual cash incentive awards and long-term incentive compensation for various members of senior management of the Company, including the Named Executive Officers. The Cook firm compares the Company’s programs against those offered by a group of companies that include other clinical research organizations, biopharmaceutical companies and other comparable firms. The Compensation Committee uses the information provided by these sources to assist it in evaluating the levels and competitiveness of the Company’s compensation structure and meeting the Committee’s stated compensation objectives.

Executive Pay Policy

The Compensation Committee seeks to establish and implement a compensation system for the Company’s executive officers that is performance-oriented and designed to meet the following objectives:

•	provide for compensation that is both externally competitive and internally equitable;

•	enable the Company to attract, retain and motivate its executive officers;

•	reward outstanding performance for an individual’s direct contribution to company, division and department goals;

•	provide long-term incentive compensation through equity grants; and

•	promote long-term shareholder value.

The principal components of the compensation system for the Company’s executive officers are base salary, discretionary annual cash incentive awards and long-term incentive compensation in the form of stock options and restricted stock. The Company also provides a 401(k) retirement savings plan with matching contributions, group health and welfare plans, group term life insurance, wellness programs, limited personal use of corporate aircraft, a non-qualified deferred compensation plan and severance benefits upon a change of control of the Company. The Company does not maintain supplemental retirement programs for its executive officers because the Committee believes that the existing compensation arrangements enable the Company’s executive officers to adequately plan for their retirement. In addition, the Company does not make matching or other contributions to the non-qualified deferred compensation plan on behalf of its executive officers, but does provide for a market rate of interest on deferred cash compensation.

Under the direction of the Compensation Committee, the Company has entered into employment agreements with each of its Named Executive Officers. Based on its experience with the Company, the Committee believes that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, the Committee continues to adhere to its general policy that employment agreements for its executives will have an initial term of one or two years, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed. All employment agreements that the Company has with its Named Executive Officers contain this provision and all currently have one-year terms.

In addition to employment agreements, the Company also has entered into severance, or change of control, agreements with each of its Named Executive Officers. Each such agreement provides for the payment of specified severance benefits upon termination of the Named Executive Officer’s employment with the Company, other than for cause, within one year following a change of control of the Company. These severance arrangements are commonly known as “double trigger” agreements because severance benefits are only payable by the Company upon the occurrence of two events or triggers: 1) a change of control of the Company; and 2) the subsequent termination of the executive officer within a specified time period. The Committee believes that it is necessary to enter into severance agreements in order to attract and retain qualified executive officers. In addition, the Committee does not believe that the Company should pay for any portion of the taxes that may be due and payable with respect to the benefits payable under the severance agreements with its executive officers. Accordingly, under the severance agreements with each of its executive officers, the Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements. For a detailed discussion of the Company employment and severance agreement with its executive officers, see “Employment and Severance Agreements” below.

Consistent with its established policy, in 2006 the Committee engaged the Cook firm to assess the Company’s compensation program for various members of senior management of the Company, including the Named Executive Officers. The Cook firm compared the Company’s base salary, annual cash incentive program and long-term incentive compensation against a group of companies that included other contract research organizations, biopharmaceutical companies and other comparable firms. The Committee received the report of the Cook firm in September 2006. The Cook firm concluded that the Company’s cash compensation, consisting of base salary and discretionary annual cash incentive awards, was at or slightly below the median for the peer group. However, the Company’s long-term equity compensation, consisting primarily of stock options, was well above the median due primarily to the positive performance of the Company’s stock price compared to the peer group. This result is consistent with the Committee’s philosophy of rewarding performance that benefits our shareholders. As a whole, the Cook firm concluded that the Company’s total compensation was competitive and appropriate given the Company’s relative size and performance. Based on these findings, the Cook firm did not recommend any changes to the Company’s compensation levels for its executive officers. The Cook firm did suggest that the Committee consider increasing the use of restricted stock grants for a portion of the Company’s long-term incentive compensation and implementing stock ownership guidelines for its senior level executives. The Committee continues to consider restricted stock an important element of executive officer compensation and considered ownership guidelines in the past, but has not adopted any at this time as the Committee continues to believe that the current executive compensation program provides appropriate incentives for the executive officers to promote and achieve long-term shareholder value.

The Committee periodically reviews tally sheets setting forth and totaling all components of compensation for each of the Company’s Named Executive Officers, including base salary, annual cash incentive awards, equity awards, earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation plan, corporate aircraft usage and other perquisites. The tally sheets also set forth information regarding the value of outstanding unexercised stock options, vested and unvested restricted stock, and potential payments under severance agreements upon a change of control of the Company. Based on these periodic reviews and other information reviewed by the Committee, the Committee believes that the compensation paid to the Company’s Named Executive Officers is appropriate.

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward performance and promote long-term shareholder value. The Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices with the assistance of an independent compensation consultant and to make changes to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Specific Compensation Programs

Base Salary. Base salaries are paid to the Company’s executive officers to compensate them for the performance of their respective job duties and responsibilities. The Committee reviews base salaries of the Company’s executive officers on an annual basis in advance of the expiration of their respective one-year employment agreement terms and at the time of promotion. In setting annual base salaries, the Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, inflation, changes in the scope of an executive officer’s job responsibilities and other relevant factors. The Committee also reviews the executive officer’s performance and the performance of the divisions, business units and departments for which he or she is responsible. For the Chief Executive Officer, the Committee evaluates the Chief Executive Officer’s performance and determines the salary adjustment for the coming one-year employment agreement term. For the other executive officers, the Committee receives an evaluation from the Chief Executive Officer on the executive officer’s performance and a recommendation for a salary adjustment. Based on the annual reviews of the Company’s executive officers during 2006, the Compensation Committee approved the following base salary increases for the Named Executive Officers with each salary adjustment effective on the date on which their respective employment agreement renewed for an additional one-year term:

	Salary Before Adjustment	Salary Adjustment		Salary After Adjustment	Effective Date
Name		($)	(%)
Fredric N. Eshelman	$680,000	$20,000	2.9%	$700,000	July 1, 2006
Fred B. Davenport, Jr.	359,070	—	—	359,070	—
Paul S. Covington	318,530	9,556	3.0%	328,086	January 1, 2007
Linda Baddour	283,250	16,750	5.9%	300,000	May 16, 2006
Colin Shannon	272,950	13,648	5.0%	286,598	August 16, 2006

Mr. Davenport’s employment with the Company concluded on December 31, 2006 and his salary was not adjusted during 2006.

In February 2007, the Committee approved increases to Dr. Eshelman’s salary to $720,000 and Ms. Baddour’s salary to $360,000, both effective on the renewal dates of their respective employment agreements in 2007. The increase in Ms. Baddour’s salary was intended to make her base cash compensation competitive with base salaries paid to other chief financial officers and to compensate her for additional responsibilities that she recently assumed.

Annual Employee Incentive Compensation Plan. All current employment agreements with Named Executive Officers provide for payment of an annual cash bonus in the discretion of the Compensation Committee. Each year, the Compensation Committee adopts an employee incentive compensation plan for that year. The plan is typically reviewed and approved by the Committee at a meeting held prior to or during the first quarter of the plan year. The plan applies to all full-time Company employees and provides for payment ranges and targets for all management and non-management positions based on a percentage of eligible base earnings for the plan year. The Chief Executive Officer makes recommendations for changes to the ranges and targets for the Company’s executive officers other than himself. The ranges and targets for the Company’s Chief Executive Officer are determined by the Committee.

Annual cash awards under the employee incentive compensation plan, including those paid to the Company’s executive officers, are determined and paid during the first quarter of the year following the plan year. The Chief Executive Officer submits his recommendations for annual cash awards for the executive officers other than himself to the Committee for their review and approval based on the ranges and targets identified in the plan, the performance measures discussed above and the Chief Executive Officer’s assessment of the individual’s achievements. In accordance with its charter and established practice, the annual cash incentive award for the Chief Executive Officer is determined solely by the Committee in closed session outside the presence of the Chief Executive Officer. The Committee determines the annual cash award for the Chief Executive Officer based on the plan as approved by the Committee and the Chief Executive Officer’s performance during the plan year.

The incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their respective job duties and responsibilities. Cash payments under the plan are determined, subject to the discretion of the Compensation Committee, based on overall Company financial and operating performance, business unit or department performance and an individual’s contributions to the Company during the year. The Committee believes that the objectives are achievable, but aggressive and challenging. As evidence of that, in 2004 and 2005, the Company achieved outstanding financial and operating performance and the incentive compensation payments made to the Company’s executive officers for those years were either at or above target. By contrast, the Committee did not pay any incentive compensation awards in 2003 (other than to Mr. Shannon who was not a named executive officer at that time) due to the Company’s lower-than-expected performance for that year. For the full year 2006, while the Company achieved solid financial results, the operational performance of certain business units and functions did not completely meet internal expectations. As a result, the Committee approved incentive compensation awards of $250,000 to Dr. Eshelman, $125,000 to Dr. Covington and Ms. Baddour, and $100,000 to Messrs. Shannon and Davenport. These awards were lower as a percentage of eligible base earnings than the 2004 and 2005 awards. The Committee believes this discretionary approach to cash incentive awards properly motivates and rewards the Company’s executive officers and provides the Committee with the flexibility to set awards that reflect each executive officer’s contributions for the given year.

The cash incentive awards paid under the Company’s employee incentive compensation plan for 2006 as set forth above are shown in the Summary Compensation Table below.

Stock-Based Awards. Under our Equity Compensation Plan, the Compensation Committee may grant executive officers and other employees eligible to participate in the Plan incentive and non-qualified stock options, restricted stock and other forms of stock-based awards. We grant stock option awards to our executive officers under comprehensive guidelines that apply to all participants in the Equity Compensation Plan. The Compensation Committee reviews and updates these guidelines annually. The guidelines establish ranges for the size of an option award for initial, annual and promotion awards of stock options for all eligible positions. The ranges for awards are based upon the position held or to be held and the individual’s level of experience. Within these ranges, the actual size of the annual stock option awards for the Company’s executive officers is subject to the Committee’s discretion and is generally tied to the overall financial and operating performance of the Company, the individual performance of the executive officer and the performance of the business unit, department or function for which he or she is responsible. In its discretion, the Committee may also issue stock option grants in lieu of increases in base salary or cash bonuses to incentivize executives.

Option awards to executive officers and other employees eligible to participate in our Equity Compensation Plan generally have a term of 10 years and are typically subject to a three-year vesting schedule, with one-third of the award vesting on each of the first, second and third annual anniversaries of the grant date. Annual stock option awards are priced at the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Global Market. Initial grants and promotion awards are priced at the closing price of the Company’s common stock as reported by the Nasdaq Global Market on the date on which the employee commences employment for initial grants or the effective date of promotion for promotion awards, or, if later, the date on which the Committee approves the stock option grant.

The Committee believes its stock option award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize its executive officers because the value of the executive’s stock options generally will be tied to the Company’s overall future performance. In addition, the Committee believes the three-year vesting schedule for stock option awards helps the Company retain executive officers because unvested stock options are automatically forfeited upon the termination of an executive officer’s employment.

The Compensation Committee approves annual stock option awards to the Company’s executive officers at the Committee’s meeting held during the first quarter of the year following the year for which the grant is being made. The dates for the meetings of the Board of Directors and its committees, including the Compensation Committee, for each year are typically set at least six months prior to the start of each year. On February 21, 2007, the Compensation Committee held its quarterly meeting and approved the annual non-qualified stock option grants set forth below to the Named Executive Officers to incentivize future performance.

Name	Number of Options
Fredric N. Eshelman	50,000
Linda Baddour	40,000
Paul S. Covington	30,000

All of the foregoing options have an exercise price of $33.61, the closing price of the Company’s common stock on February 21, 2007 as reported by Nasdaq, are exercisable over a period of 10 years from the grant date and are subject to the Company’s standard three-year linear vesting schedule as described above.

In addition to its stock option award program, the Committee has in the past approved grants of restricted stock to certain of its executive officers. The Committee approved these grants to recognize significant individual contributions to the Company’s accomplishments and to motivate and incentivize future performance to accomplish the Company’s business objectives. The Committee made these restricted stock grants in 2001 and again in 2005. These restricted stock awards are subject to the Company’s three-year vesting schedule, such that one-third of the grant vests on the first, second and third annual anniversaries of the grant date. In the event the executive officer’s employment is terminated for any reason, any unvested shares of restricted stock are automatically forfeited to the Company on the date their employment is terminated. The holders of restricted shares are entitled to vote and receive dividends, if any, declared and paid on the Company’s common stock. The Committee did not grant any restricted stock to the Company’s executive officers in 2006.

Executive Compensation Tables

The table below provides information on the compensation we paid to or recognized as expense with respect to the Named Executive Officers in 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Fredric N. Eshelman (4)	2006	$689,167	$396,500	$1,806,562	$250,000	$0	$144,818	$3,287,047
Vice Chairman and Chief Executive Officer

Linda Baddour (5)	2006	293,021	333,060	768,526	125,000	0	16,073	1,535,680
Chief Financial Officer, Treasurer and Assistant Secretary

Fred B. Davenport, Jr. (6)	2006	357,253	400,838	970,410	100,000	0	38,856	1,867,357
President and Assistant Secretary

Paul S. Covington (7)	2006	318,143	0	525,147	125,000	0	7,842	976,132
Executive Vice President – Development

Colin Shannon (8)	2006	277,499	0	782,041	100,000	291,078	5,843	1,456,461
Executive Vice President— Global Clinical Operations

(1)	No restricted stock awards were granted in 2006. The dollar value represents the amount the Company recognized for stock awards granted in 2005 for financial statement purposes in accordance with FAS 123R, applying the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The following forfeitures of restricted shares occurred in 2006 among our executive officers: Mr. Davenport forfeited 30,000 shares of restricted stock upon his resignation on December 31, 2006.
(2)

The dollar value represents the amount the Company recognized for option awards granted in 2006 and in prior years for financial statement purposes in accordance with FAS 123R, applying the Black-Scholes valuation model and the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The following forfeitures of options occurred in 2006 among our executive officers: Mr. Davenport forfeited 165,000 stock options upon his resignation on December 31, 2006.

(3)	This column reports payments made under the Company’s employee incentive compensation plan. All amounts were earned in respect of 2006 and were paid in the first quarter of 2007. For a description of this plan, see “Compensation Discussion and Analysis – Specific Compensation Programs – Annual Employee Incentive Compensation Plan” above.
(4)	The amount reported under “All Other Compensation” for Dr. Eshelman in 2006 consisted of $89,598 for personal use of the Company’s aircraft, $5,709 in dividend equivalents accrued on deferred restricted stock, $3,300 in 401(k) plan matching contributions, $43,889 in interest accrued on deferred cash compensation and $2,322 in taxable benefit for premiums paid for group term life insurance on his behalf. Dr. Eshelman is permitted to use the Company’s aircraft for personal use up to a maximum of 40,000 miles per year. In 2006, Dr. Eshelman used the Company’s aircraft for personal use for a total of 27,442 miles. The value of his use of the aircraft in 2006 is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below. In 2006, Dr. Eshelman’s deferred compensation account accrued interest at an average interest rate of 6.8% per annum. For a description of the Company’s deferred compensation plan for executives, see “Deferred Compensation Plan” below.
(5)	The amount reported under “All Other Compensation” for Ms. Baddour in 2006 consisted of $8,308 for personal use of the Company’s aircraft, $6,600 in 401(k) matching contributions, $355 in taxable benefit for personal training under the Company’s wellness program and $810 in taxable benefit for premiums paid for group term life insurance on her behalf. Ms. Baddour is permitted to use the Company’s aircraft for personal use up to a maximum of 5,000 miles per year. In 2006, Ms. Baddour used the Company’s aircraft for personal use for a total of 1,782 miles. The value of her use of the aircraft in 2006 is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.
(6)	Mr. Davenport resigned effective December 31, 2006. The amount reported under “All Other Compensation” for Mr. Davenport in 2006 consisted of $21,973 in interest accrued on deferred compensation, $6,482 in dividend equivalents accrued on deferred restricted stock, $1,198 representing the value of his laptop computer (which was given to him upon his resignation), $1,381 for unused paid-time off payable on his resignation, $5,500 in 401(k) plan matching contributions and $2,322 in taxable benefit for premiums paid for group life insurance on his behalf. Mr. Davenport deferred 45,000 shares of restricted stock granted to him in November 2005. In 2006, Mr. Davenport’s deferred compensation account accrued interest at an average interest rate of 6.8% per annum. As of December 31, 2006, the aggregate value of Mr. Davenport’s deferred compensation account was approximately $1,360,251, of which $337,846 was deferred cash compensation, including accrued interest and dividend equivalents, and $1,022,405 was deferred restricted stock. For a description of the Company’s deferred compensation plan for executives, see “Deferred Compensation Plan” below.
(7)	The amount reported under “All Other Compensation” for Dr. Covington in 2006 consisted of $6,600 in 401(k) plan matching contributions and $1,242 in taxable benefit for premiums paid for group term life insurance on his behalf.
(8)	In 2006, the aggregate actuarial present value of Mr. Shannon’s accumulated benefit under the Company’s U.K. defined benefit pension plan increased $291,078. This dollar amount equals the change in the dollar value of the benefit from December 31, 2005 to December 31, 2006 converted from pounds sterling based on the exchange rates as of those dates. A portion of the increase in Mr. Shannon’s accumulated pension benefit is attributable to the change in exchange rates for the pound sterling from December 31, 2005 to December 31, 2006. For a description of the Company’s plan, see “Defined Benefit Plan for U.K. Employees” below. The amount reported under “All Other Compensation” for Mr. Shannon in 2006 consisted of $5,033 in taxable benefit for personal training under the Company’s wellness program and $810 in taxable benefit for premiums paid for group term life insurance on his behalf.

Tables for Equity Grants, Exercises and Holdings

The following table sets forth information concerning all grants of stock options, restricted stock and other equity awards made to the Named Executive Officers for service during the year ended December 31, 2006.

Grants of Plan-Based Awards in Fiscal 2006

Name	Grant Date	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SL)	Grant Date Fair Value of Stock and Option Awards
Fredric N. Eshelman	February 22, 2006	200,000	$34.62	$3,191,600
Linda Baddour	February 22, 2006	60,000	34.62	957,480
Fred B. Davenport, Jr. (1)	February 22, 2006	80,000	34.62	1,276,640
Paul S. Covington	February 22, 2006	40,000	34.62	638,320
Colin Shannon	February 22, 2006	40,000	34.62	638,320

(1)	Mr. Davenport forfeited these options upon his resignation from the Company on December 31, 2006.

All options granted to the Named Executive Officers as shown in the above table were for service in 2005 and were granted in 2006 in the discretion of the Compensation Committee under our Equity Compensation Plan. For a discussion of the Equity Compensation Plan and the grants made thereunder to the Named Executive Officers in 2007 for service in 2006, see “Compensation Discussion and Analysis – Specific Compensation Programs – Stock-Based Awards” above.

The following table sets forth information concerning the number and value of unexercised options, unvested restricted shares and other unvested or unexercised equity awards held by each Named Executive Officer as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Fredric N. Eshelman	0		200,000	(2)	$34.62	02/21/16	33,334	(9)	$1,074,021
	125,000	(3)	125,000	(3)	21.19	11/15/14
	120,000	(4)	0		15.30	12/02/13
	40,000	(5)			14.95	12/02/12

Linda Baddour	0		60,000	(2)	34.62	02/21/16	28,000	(9)	902,160
	75,000	(3)	75,000	(3)	21.19	11/15/14
	50,000	(4)	0		15.30	12/02/13

Fred B. Davenport, Jr.	0		0	(6)	—	—	0	(6)	0

Paul S. Covington	0		40,000	(2)	34.62	02/21/16	0		0
	25,000	(3)	50,000	(3)	21.19	11/15/14
	13,334	(4)	0		15.30	12/02/13

Colin Shannon	0		40,000	(2)	34.62	02/21/16	0		0
	32,500	(3)	65,000	(3)	21.19	11/15/14
	0		20,000	(7)	17.15	07/15/14
	0		9,667	(8)	15.43	03/03/14

(1)	Market value is computed by multiplying the number of restricted shares by $32.22, the closing price of the Company’s common stock on the Nasdaq Global Market on December 29, 2006, the last business day of 2006.
(2)	The options were granted on February 22, 2006 and vest one-third per year on the first, second and third anniversary dates of the grant. The number of options granted was 200,000 for Dr. Eshelman; 60,000 for Ms. Baddour; 40,000 for Dr. Covington; and 40,000 for Mr. Shannon.
(3)	The options were granted on November 16, 2004 and vest one-fourth per year on the first, second, third and fourth anniversary dates. The number of options granted was 250,000 for Dr. Eshelman; 150,000 for Ms. Baddour; 100,000 for Dr. Covington; and 130,000 for Mr. Shannon.
(4)	The options were granted on December 3, 2003 and vested one-third per year on the first, second and third anniversary dates. The number of options granted was 120,000 for Dr. Eshelman; 50,000 for Ms. Baddour; and 40,000 for Dr. Covington.
(5)	The options were granted on December 3, 2002 in the amount of 120,000 and vested one-third per year on the first, second and third anniversary dates.
(6)	Mr. Davenport’s unvested options and restricted stock were forfeited upon his resignation on December 31, 2006.
(7)	The options were granted on July 16, 2004 in the amount of 60,000 and vest one-third per year on the first, second and third anniversary dates.
(8)	The options were granted on March 4, 2004 in the amount of 29,000 and vest one-third per year on the first, second and third anniversary dates.
(9)	The restricted shares were granted on May 18, 2005 and vest one-third per year on the first, second and third anniversary dates. The number of shares of restricted stock granted was 50,000 for Dr. Eshelman and 42,000 for Ms. Baddour.

The following table sets forth information concerning the aggregate number and value of options exercised, shares of restricted stock that vested or other equity awards that were exercised or vested for or by each executive officer in the year ended December 31, 2006.

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Fredric N. Eshelman	$0	$0	16,666	$599,309
Linda Baddour	115,000	2,292,768	14,000	503,440
Fred B. Davenport, Jr.	340,000	5,661,926	15,000	479,100
Paul S. Covington	51,668	854,159	0	0
Colin Shannon	32,500	746,350	0	0

(1)	The aggregate value realized equals the difference between the fair market value of the shares acquired, based on the closing price per share of the Company’s common stock on the Nasdaq Global Market on the date of exercise, and the exercise prices for the underlying stock options.
(2)	The aggregate value realized on vesting equals the number of shares vested multiplied by the closing price per share of the Company’s common stock on the Nasdaq Global Market on the date of vesting.

Deferred Compensation Plan

We maintain a non-qualified, unfunded deferred compensation plan that permits certain highly paid executive employees who are employed in the United States to defer current income for future financial and retirement needs. Eligible employees may defer up to 25% of their base salary and/or a portion of their annual incentive compensation on a pre-tax basis. Eligible employees also have the opportunity to defer payment of restricted stock. We do not make contributions to this plan, and other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to participants.

Cash amounts deferred each quarter accrue interest based upon the three-month LIBOR plus 1.5%, which we believe is a market rate of interest. The average annual interest rate during 2006 was 6.8%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for cash dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on the participant’s election.

Employee participants may elect to have the deferrals payable either on termination of employment or on a specified date that is at least two years after the deferral election is made, but no more than 10 years after termination of employment. The amount deferred will be payable either in a lump sum or installments over a period of five, 10 or 15 years as elected by the participant at the time of deferral. However, these payment elections only become effective if the employee participant retires after age 55 with 10 years of service to the Company. Otherwise, the deferrals are payable in a lump sum following termination of employment. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

The following table sets forth information concerning the contributions made by the Named Executive Officers to their respective accounts, withdrawals and distributions from those accounts during the year ended December 31, 2006, and the aggregate balance of those accounts at December 31, 2006.

Nonqualified Deferred Compensation in Fiscal 2006

Name	Executive Contributions in 2006 ($)(1)	Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($) (3)
Fredric N. Eshelman	$165,000	$0	$49,598	$0	$2,459,808
Linda Baddour	0	0	0	0	0
Fred B. Davenport, Jr.	0	0	28,455	0	1,360,251
Paul S. Covington	0	0	0	0	0
Colin Shannon	0	0	0	0	0

(1)	The amount of Dr. Eshelman’s contribution was included in his non-equity incentive compensation for 2005 as disclosed in the Summary Compensation Table for that year.
(2)	The amount of aggregate earnings in 2006 is included in the amount reported under the column titled “All Other Compensation” in the Summary Compensation Table.
(3)	The amounts in the Named Executive Officer’s deferred compensation account at fiscal year end were previously reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years. The aggregate balance of Dr. Eshelman’s deferred compensation account as of December 31, 2006 consisted of $707,814 of deferred cash compensation and $1,751,994 of deferred restricted stock. The aggregate balance of Mr. Davenport’s deferred compensation account as of December 31, 2006 consisted of $337,846 of deferred cash compensation and $1,022,405 of deferred restricted stock.

Employment and Severance Agreements

Fredric N. Eshelman, Chief Executive Officer, entered into an employment agreement with the Company effective July 1, 1997. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Eshelman’s employment agreement automatically renewed for a ninth one-year term beginning July 1, 2006, and his annual base salary for the renewal term is $700,000.

Paul S. Covington was promoted to Executive Vice President—Development of PPD Development, the Company’s contract research organization subsidiary, effective January 15, 2002. Dr. Covington entered into a new employment agreement with PPD Development dated January 15, 2002. The initial term of the agreement was from January 15, 2002 through December 31, 2003. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Covington’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2007, and his annual base salary for 2007 is $318,530.

Linda Baddour was promoted to Chief Financial Officer of the Company effective May 16, 2002, and continues to serve as the Company’s Chief Accounting Officer, her position prior to her promotion. Ms. Baddour entered into an employment agreement with the Company dated May 16, 2002. The employment agreement provides for an initial term of one year and contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Ms. Baddour’s employment agreement automatically renewed for an additional one-year term on May 16, 2006, and her annual base salary for the renewal term is $300,000.

Colin Shannon was promoted to Executive Vice President—Global Clinical Operations of PPD Development on July 16, 2004. Prior to his promotion, Mr. Shannon served as Chief Operating Officer for the Company’s European operations for four years. Mr. Shannon entered into an employment agreement with PPD Development dated July 30, 2004, with an initial term from August 16, 2004 to August 16, 2006. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Shannon’s employment agreement automatically renewed for an additional one-year term on August 16, 2006, and his annual base salary for the renewal term is $286,598. In February 2007, PPD Development and Mr. Shannon agreed to not renew his employment agreement, which will expire on August 16, 2007.

Each of the Named Executive Officers has entered into a severance agreement with the Company. Mr. Davenport’s agreement terminated upon his resignation on December 31, 2006, without any payment as the severance provision was not triggered. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change of control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target incentive award under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash awards received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Eshelman is entitled to a severance payment equal to three times the severance amount as calculated above. Dr. Covington and Ms. Baddour are each entitled to a severance payment equal to two and one-half times the severance amount as calculated above. Mr. Shannon’s severance agreement provided for a payment equal to two times the severance amount as calculated above. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within 30 days following the termination of employment with the Company.

In addition to the severance payment, all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. The Company is also obligated to continue to pay for and provide welfare benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision, wellness, accidental death and dismemberment, and disability benefits, and group term life insurance. Dr. Eshelman and Ms. Baddour are entitled to welfare benefits for two years following termination of their employment. Dr. Covington is entitled to welfare benefits for one year following termination of his employment. Mr. Shannon’s severance agreement provided for one year of welfare benefits following termination of his employment. If triggered, the Company may discontinue providing these welfare benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax.

If a severance payment had been triggered on December 31, 2006, the Company would have been obligated to make the following payments to the Named Executive Officers whose agreements were in effect:

Name	Lump Sum Cash Payment	Welfare Benefits ($ per year) and (# of years paid) (1)		Number of Options that Would Vest (Market Value) (2)	Number of Restricted Stock Shares that Would Vest (Market Value) (3)
Fredric N. Eshelman	$3,682,500	$13,523	2 yrs	$1,378,750	$1,074,021
Linda Baddour	1,124,558	16,343	2 yrs	827,250	902,160
Paul S. Covington	1,150,700	16,422	1 yr	551,500	0
Colin Shannon	788,196	16,227	1 yr	1,180,659	0

(1)	The dollar amount in this column is based on the cost of welfare benefits in 2006. Actual costs for the covered year(s) could differ.
(2)	The market value equals the difference between $32.22, the fair market value of the shares that could be acquired based on the closing price per share of the Company’s common stock on the National Association of Securities Dealers’ Automated Quotation Global Market System on December 29, 2006, the last business day of 2006, and the exercise prices for the underlying stock options.
(3)	The market value is computed by multiplying the number of shares by $32.22, the closing price of the Company’s common stock on the

National Association of Securities Dealers’ Automated Quotation Global Market System on December 29, 2006, the last business day of 2006.

Defined Benefit Plan for U.K. Employees

We have a defined benefit pension plan for participating employees in the United Kingdom who retire directly from employment or who terminate service with vested rights. The defined benefit plan was closed to new employees after 2002, and replaced with a defined contribution plan. Employees in the United Kingdom between the ages of 18 and 64 were eligible to participate in the plan and their right to receive retirement benefits under the plan is fully vested after two years of service. In addition to pension benefits upon retirement, the plan provides an immediate benefit to the surviving spouse upon death of an active or disabled participant. Employee participants pay 6% of their salary into the plan and we are obligated to fund the remaining cost of the plan. The plan does not provide for granting of extra years of credited service.

Colin Shannon, our Executive Vice President—Global Clinical Operations, is the only Named Executive Officer that is covered by our U.K. defined benefit pension plan. Mr. Shannon has vested pension benefits under this plan, but ceased participating in the plan effective June 30, 2006 upon establishment of permanent residency in the United States. Mr. Shannon’s annual pension benefit payable upon retirement at age 60 will equal two-thirds of his final pensionable salary. Final pensionable salary equals average compensation for the three highest consecutive gross annual earnings for the last 13 years of employment, but is capped by the U.K. plan at $200,161 until April 5, 2007. The definition of compensation under the U.K. defined benefit pension plan includes cash bonuses and other cash awards, but excludes car allowances. The cap amount has been converted from pounds sterling to U.S. dollars based on the average exchange rate for 2006.

The table below provides information on the pension benefits for Mr. Shannon as of and for the year ended December 31, 2006.

Pension Benefits in 2006
Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During 2006 Fiscal Year
Colin Shannon	PPD Global Limited Retirement Benefits Scheme	11	$1,297,078	$0

(1)	Computed as of December 31, 2006, the plan measurement date used by the Company for financial statement reporting purposes for the Company’s audited financial statements for the year ended December 31, 2006.
(2)	Computed as of December 31, 2006, the plan measurement date used by the Company for financial statement reporting purposes for the Company’s audited financial statements for year ended December 31, 2006 and assuming Mr. Shannon’s normal retirement age, as defined in the plan, of 60. The dollar amount was converted from pounds sterling based on the exchange rate as of December 31, 2006.

The pensionable compensation covered by the U.K. pension plan for Mr. Shannon is equal to the “salary” and “non-equity incentive plan compensation” amount shown in the Summary Compensation Table above. However, as of December 31, 2006, Mr. Shannon’s final pensionable salary was capped by our U.K. defined benefit plan at $200,161 based on the average exchange rate of the pounds sterling to the U.S. dollar for 2006.

The present value of Mr. Shannon’s accumulated benefit under the plan, as disclosed in the table above, was calculated by an independent actuary by determining the present value of projected future benefit payments using an actuarially determined life expectancy of 23.9 years from retirement, a retirement age of 60 years, a discount rate of 5%, a pre-retirement future inflation rate of 2.75% and a post-retirement pension increase rate of 5.0%.

Corporate Aircraft Policy

Our Board of Directors has adopted a corporate aircraft policy. This policy provides guidelines for the use of any aircraft owned, leased or operated by the Company, and is intended to ensure the efficient operation of those aircraft. Under this policy, the Named Executive Officers and the Chairman of our Board of Directors are permitted to use the Company’s aircraft for personal use up to a specified maximum number of miles per year. The maximum is 40,000 miles per year for the Chief Executive Officer, 20,000 miles per year for the Chairman of the Board and 5,000 miles per year for the Named Executive Officers. The personal use of our aircraft by these executive officers in 2006 is included in the Summary Compensation Table under “All Other Compensation” and detailed in the footnote to that table. The personal use of our aircraft by our Chairman is included in the Director Compensation Table above under the column titled “All Other Compensation.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE

John A. McNeill, Jr., Chairman
Marye Anne Fox
David L. Grange
Catherine M. Klema
Terry Magnuson

Compensation Committee Interlocks and Insider Participation

Mr. McNeill, Chairman, Dr. Fox, General Grange, Ms. Klema and Dr. Magnuson were members of the Compensation Committee during all of 2006. None of the members of the Compensation Committee during 2006 was an officer or employee of the Company at any time in 2006. Mr. McNeill served as the Company’s President from 1989 until 1993. He has not been an executive officer or employee of the Company since 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Finance and Audit Committee

The Finance and Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2006. The Committee has discussed with the independent auditors of those financial statements, Deloitte & Touche LLP, or D&T, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Committee has received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with D&T its independence. The Committee has also considered whether the provision of (1) financial information and design services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X and (2) services other than the audit of the Company’s financial statements and financial information and design services were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, a Finance and Audit Committee that has at least three members, comprised solely of directors each of whom: (1) meets the definition of independence in Rule 4200(a)(15) of Nasdaq Stock Market’s listing standards; (2) meets the independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has at least one audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K and that the name of the audit committee financial expert is Frederick Frank. The Committee reviewed and reassessed the adequacy of its charter, a copy of which is attached as Appendix A, in February 2007.

The Finance and Audit Committee pre-approves the engagement of the Company’s independent auditor to render any audit services to the Company. The Finance and Audit Committee also pre-approves any other engagement of the Company’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE FINANCE AND AUDIT COMMITTEE

Frederick Frank, Chairman
Stuart Bondurant
John A. McNeill, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2006 and 2005, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2006 and 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $1,531,000 and $1,716,000, respectively.

Audit-Related Fees

The aggregate fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2006 and 2005, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $140,000 and $223,000 respectively. These fees related to employee benefit plan audits, due diligence services for acquisitions, potential acquisitions and investments, and accounting consultations.

Tax Fees

The aggregate fees billed by D&T for tax services for the fiscal years ended December 31, 2006 and 2005 were $75,000 and $11,000 respectively. The fees for the fiscal year ended December 31, 2006 were for tax preparation software, tax compliance services for employee benefit plans and general tax compliance services. The fees for the fiscal year ended December 31, 2005 were for tax preparation software, tax compliance services for employee benefit plans, continuing education seminars for Company employees and general tax compliance services.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $42,000 and $8,000 for the fiscal years ended December 31, 2006 and 2005, respectively. The fees for the fiscal year ended December 31, 2006 were for subscriptions to an on-line accounting research database, continuing education seminars for Company employees and agreed-upon procedures reporting. The fees for the fiscal year ended December 31, 2005 were for subscriptions to an on-line accounting research database.

Related Party Transactions

Nasdaq rules and the charter of the Finance and Audit Committee of the Board of Directors require any related party transaction to be reviewed and approved by the Committee. A related party transaction is any transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. To properly process related party transactions, the Board of Directors has adopted written procedures for such transactions between the Company or any of its subsidiaries and any director, nominee for director, executive officer or holder of more than 5% of the Company’s voting stock, and any immediate family member of such persons.

Each director and executive officer of the Company must provide annually to the Company’s General Counsel a list of any existing or potential related party transactions and the material facts about such transactions. The General Counsel will annually inquire in writing of any holder of more than 5% of the Company’s voting stock as to whether it is aware of any related party transactions. The General Counsel will provide the information, as well as his assessment of any transaction, to the Finance and Audit Committee for its review. The Finance and Audit Committee will consider the transaction at its next meeting unless the chair of the Committee calls a special meeting to consider the transaction. In accordance with the Finance and Audit Committee charter, any related party transaction must be approved in advance by a majority of the disinterested Committee members.

In 2006, the Company did not engage in any related party transaction and, based on the procedures outlined above, as of the date of this proxy statement is not aware of any existing or potential related party transaction.

Deadline for Receipt of Shareholder Proposals

Shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by the Company not later than December 5, 2007. Under the Company’s bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not later than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401.

Management’s proxy holders for the next annual meeting of shareholders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to February 19, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2006 all of our officers, directors and shareholders described above complied with all Section 16(a) filing requirements.

OTHER MATTERS

The Finance and Audit Committee of the Board of Directors of the Company appointed Deloitte & Touche LLP, or D&T, to serve as the independent auditors of the Company for the fiscal year ended December 31, 2006. D&T has audited our accounts since 2002. D&T has advised the Company that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity. Representatives of D&T are expected to attend the annual shareholder meeting. They will have an opportunity to make a statement if they desire, and they also will be available to respond to appropriate questions.

By Order of the Board of Directors

/s/ Fredric N. Eshelman
Fredric N. Eshelman
Chief Executive Officer

APPENDIX A

Pharmaceutical Product Development, Inc.

Finance and Audit Committee Charter

Mission Statement

The Finance and Audit Committee (the “Audit Committee”) will assist the Board of Directors of Pharmaceutical Product Development, Inc. (the “Company”) in fulfilling its oversight responsibilities. The Audit Committee will oversee and appraise the financial reporting process, the audit process, and the Company’s process for monitoring compliance with laws and regulations and with the Company’s codes of conduct and ethics. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors. To properly perform his or her role, each committee member will have an understanding of the responsibilities of committee membership as well as familiarity with the Company’s business, operations, and risks.

Although the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors. Nor is it the duty of the Audit Committee to assure compliance with laws and regulations and the Company’s codes of conduct and ethics.

Organization

•	The Audit Committee will be composed of not less than three nor more than five independent members of the Board of Directors.

•	The Board of Directors will appoint committee members annually for a term of one year.

•	The Board of Directors will appoint a chairperson.

•	Each committee member shall be able read and understand the Company’s fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

•

At least one member of the Audit Committee shall have past employment experience in finance or accounting, professional certification in accounting, or comparable experience or background which results in the individual’s financial sophistication.

•

Except as otherwise permitted by Nasdaq’s Marketplace Rules, each committee member (a) must be independent as defined in Nasdaq Marketplace Rule 4200, (b) must not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof (other than in his or her capacity as a member of the Board of Directors, the Audit Committee or any other board committee), (c) must not be an affiliated person of the Company or any of its subsidiaries and (d) must not have participated in the preparation of the Company’s financial statements at any time during the past three years.

•	A majority of the committee members will constitute a quorum.

•	The committee will meet at least four times each year, or more frequently as required, and at such times and places as it deems advisable.

•	The committee will report to the Board of Directors after each meeting of the committee.

•	The external and internal auditors will have the right to appear before and be heard by the Audit Committee.

•

The committee will have the right, for the purpose of the proper performance of its functions, to meet at any reasonable time with the external and internal auditors or any of the officers or employees of the Company.

•	The Audit Committee shall have the authority to engage and determine funding for independent counsel and other advisers as it deems necessary to carry out its duties.

•

The Audit Committee must determine, in its capacity as a committee of the Board of Directors, and the Company must provide for, appropriate funding for the payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; (ii) compensation to any advisers employed by the Audit Committee as provided above; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Roles and Responsibilities

Internal Controls

•	Evaluate whether management is appropriately communicating the importance of internal controls.

•

Appraise the extent to which internal and external auditors examine computer systems and applications, the security of such systems and contingency plans for processing financial information in the event of a systems breakdown.

•	Determine whether internal control recommendations made by internal and external auditors are responded to by management in a timely fashion.

•	Ensure that the external auditors have access to the Audit Committee with regard to issues of fraud, deficiencies in internal controls and related matters.

Financial Reporting

General

•	Oversee the accounting and financial reporting processes of the Company.

•	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•	Discuss with management and the internal and external auditors significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

•	Consider the annual financial statements and determine whether they are consistent with the information known to committee members.

•

Discuss judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of revenue recognition, reserves for receivables, IBNR reserves and litigation reserves.

•	Meet with management and the external auditors together and separately to discuss the financial statements and the results of the audit.

•	Review the annual report before its release and consider whether the information contained therein is consistent with members’ knowledge about the Company and its operations.

•	Obligate the external auditors to communicate certain required matters to the committee.

Interim Financial Statements

•	Be briefed on how management develops and summarizes quarterly financial information, and the extent to which the external auditors review quarterly financial information.

•

Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to discuss the interim financial statements and the results of the review (this may be done by the committee chairperson or the entire committee).

Compliance with Laws and Regulations

•

Appraise the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management, the Company’s general counsel, and the Company’s tax director regarding compliance.

•	Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

Codes of Conduct and Ethics

•	Ensure that a code of conduct is formalized in writing and obligate management to communicate it to all employees.

•	Evaluate whether management is appropriately communicating the importance of the code of conduct and the guidelines for acceptable business practices.

•	Review the program for monitoring compliance with the code of conduct.

•	Periodically obtain updates from management and the general counsel regarding compliance.

•	Investigate possible violations of the Company’s code of ethics and report the results and recommendations to the Board of Directors.

Internal Audit

•	Review the activities and organizational structure of the internal audit function.

•	Review the qualifications of the director of internal audit and concur in the appointment, replacement, reassignment, or dismissal of that individual.

External Audit

•	The Audit Committee shall be solely responsible for the appointment, compensation, retention and oversight of the external auditors.

•	Instruct the external auditors that the Audit Committee, as the shareholders’ representative, is the external auditors’ client.

•	Review the external auditors’ proposed audit scope and approach.

•	Oversee the audit of the Company’s financial statements.

•	Review the performance of the external auditors to determine whether to retain or discharge the external auditors.

•

Obtain from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standard No. 1, and actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

•	Pre-approve the provision by the external auditors to the Company of all audit and permitted non-audit services.

•	Obtain from the external auditor reports required under Section 204 of the Sarbanes-Oxley Act of 2002.

Other Responsibilities

•

Meet with the external auditors, the director of internal audit, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately.

•	Ensure that significant findings and recommendations made by the internal and external auditors are dealt with in a timely fashion.

•	Review and approve related-party transactions before the Company engages in them.

•	Review with the general counsel any legal matters that could have a significant impact on the Company’s financial statements.

•

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Perform other oversight functions as requested by the Board of Directors.

•	Review and update the charter of the committee and receive approval of changes from the Board of Directors.

Reporting Responsibilities

•	Regularly update the Board of Directors about committee activities and recommendations.

APPENDIX B

Pharmaceutical Product Development, Inc.

Compensation Committee Charter

Organization

The Compensation Committee (the “Committee”) of the Board of Directors of Pharmaceutical Product Development, Inc. (the “Company”) was established pursuant to Article III, Section 8 of the Bylaws of the Company. The Board of Directors will appoint Committee members annually for a term of one year. The Board of Directors will also appoint the chairperson for the Committee. The Committee will consist of not less than three nor more than five directors. All Committee members shall meet the independence requirements of the listing standards of the Company’s principal stock exchange (subject to any applicable exceptions permitted under such listing standards) and any other applicable laws, rules and regulations governing independence.

Purpose

The purpose of the Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and employees, and relating to the administration of the Company’s equity compensation, retirement, incentive compensation and benefit plans generally.

Duties and Responsibilities

The Committee shall have the following specific duties and responsibilities:

•	The Committee shall have the sole authority to determine the compensation of the Company’s Chief Executive Officer and to review and approve the compensation of the Company’s other executive officers.

•	The Committee, to the extent it deems necessary or appropriate, shall:

•

Annually review and approve the compensation of the Company’s Chief Executive Officer and other executive officers, including such goals and objectives relevant to the executive officers’ compensation that the Committee, in its discretion, determines are appropriate, evaluate their performance in light of those goals and objectives, and set their compensation based on this evaluation. In determining the compensation of the Chief Executive Officer, the Committee shall not permit the Chief Executive Officer to participate in its deliberations. The Committee shall be entitled to consider the recommendations of the Chief Executive Officer in connection with the compensation of other executive officers and, in the Committee’s discretion, the Chief Executive Officer may participate in the Committee’s deliberations with respect thereto.

•

Review and approve the compensation of other officers and employees of the Company that the Committee may specify from time to time, and delegate authority to specified executive officer(s) to review and approve the compensation of other non-executive officer employees.

•

The Committee shall annually review with the Chief Executive Officer and any other officer or member of management, as appropriate, the material criteria used by the Chief Executive Officer and management in evaluating employee performance throughout the Company and in establishing appropriate compensation, retention, incentive, severance and benefit policies and programs.

•

The Committee shall prepare any analysis or report on executive compensation required to be included in the Company’s proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommend the inclusion of such analysis or report in the Company’s proxy statement and periodic reports.

•	The Committee shall annually review the compensation of the Company’s directors and recommend changes to the Board of Directors.

•

The Committee shall oversee the administration of, and periodically review and make changes to, the incentive compensation plans, equity-based compensation plans, and any material employee benefit, bonus, retirement, severance and other compensation plans of the Company. The Committee may delegate authority to specified executive officer(s) to review and approve equity awards to certain non-officer employees as the Committee may specify from time to time in accordance with the plan under which such awards are made.

•	The Committee shall perform such duties and responsibilities as may be assigned to the Committee under the terms of any compensation plan of the Company.

In addition to the specific powers set forth in this charter, the Committee shall have such powers as may be necessary or appropriate for it to efficiently carry out its duties hereunder.

General

•	The Committee shall meet at least four times each year, and more frequently as it determines necessary, and at such times and places as it deems appropriate.

•	The Committee shall regularly update the Board of Directors about its activities and recommendations.

•

To carry out its duties and responsibilities, the Committee may retain a compensation consulting firm and other advisors as it deems appropriate to assist it in the evaluation of the compensation of directors, the Chief Executive Officer or the other officers of the Company, and the fulfillment of its other duties. The Committee shall have sole authority to approve related fees and retention terms of any such consulting firm or other advisor.

•	The Committee shall review and assess the adequacy of this charter annually and recommend changes to the Board of Directors. The Board of Directors must approve any amendments to this charter.

•	The Committee shall have full access to all books and records of the Company in carrying out its duties under this charter.

B-2

APPENDIX C

Pharmaceutical Product Development, Inc.

Nominating and Governance Committee Charter

Organization

The Nominating and Governance Committee (the “Committee”) of the Board of Directors of Pharmaceutical Product Development, Inc. (the “Company”) is established pursuant to Article III, Section 8 of the Bylaws of the Company. The Board of Directors will appoint committee members annually for a term of one year. The Board of Directors will also appoint a chairperson for the Committee. The Committee will consist of not less than three nor more than five directors. All Committee members shall meet the independence requirements of the Nasdaq listing standards (subject to any applicable exceptions permitted under such listing standards) and any other applicable laws, rules and regulations governing independence.

Purpose

The purpose of the Committee is to assist the Board in promoting the best interests of the Company and its shareholders through the implementation of sound corporate governance principles and practices. The Committee will accomplish this purpose by assisting the Board in identifying individuals qualified to become Board members and recommending to the Board director nominees for the annual meeting of shareholders, reviewing the composition of the Board and its committees, developing and recommending to the Board any appropriate corporate governance guidelines and overseeing the annual review of the Board’s performance. The Committee shall take a leadership role in shaping the corporate governance policies and practices of the Company.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Develop and recommend to the Board any minimum qualifications for director nominees.

•

Identify and evaluate potential candidates for all directorships to be filled by the Board of Directors or by the shareholders, in such manner as the Committee deems appropriate. In evaluating potential director nominees, the Committee shall take into account all factors it considers relevant and appropriate.

•	Recommend to the Board a slate of nominees for election as directors at the Company’s annual meeting of shareholders.

•	Recommend to the Board individuals to be appointed as directors in connection with director vacancies and any newly created directorships.

•

Review the size and composition of the Board and its committees, taking into account such factors as the business experience and specific areas of expertise of each director, and make recommendations to the Board as necessary.

•

Develop and recommend to the Board any appropriate corporate governance guidelines. The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes to the Board as necessary.

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees. The Committee shall oversee the annual self-evaluation process.

General

•	The Committee will meet at such times and places as it deems appropriate and will regularly update the Board of Directors about committee activities and recommendations.

•

To carry out its duties and responsibilities, the Committee may retain a search firm to assist it in identifying director candidates and may also retain outside counsel and other advisors as it deems necessary. The Committee shall have sole authority to approve related fees and retention terms.

•	The Committee will periodically review and assess the adequacy of this charter and recommend changes to the Board. The Board of Directors must approve any amendments to this charter.

C-2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, North Carolina 28401

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 16, 2007

The undersigned hereby appoints Fredric N. Eshelman and B. Judd Hartman, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on March 21, 2007, at the annual meeting of shareholders to be held at the Company’s principal offices located at 929 North Front Street, Wilmington, North Carolina, at 10:00 a.m. on May 16, 2007, or at any adjournment(s) thereof. The following matters are more specifically described in the accompanying proxy statement.

(1) Election of directors:

☐	FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)		☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

	Stuart Bondurant, M.D. Frederick Frank Terry Magnuson, Ph.D.	Fredric N. Eshelman, Pharm.D. General David L. Grange Ernest Mario, Ph.D.		Marye Anne Fox, Ph.D. Catherine M. Klema John A. McNeill, Jr.

(2) In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐	GRANT AUTHORITY		☐	WITHHOLD AUTHORITY

(Continued on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED IN THIS PROXY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Signature

Signature, if held jointly

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

Date:                                                                                  , 2007

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.